Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-70218, 333-100885, 333-120955, 333-134973, 333-139819, 333-180350, 333-187005, 333-214425, and 333-221347) and Form S-3 (No. 333-214496) of Northwest Natural Gas Company of our report dated February 23, 2018 relating to the consolidated financial statements, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations of Gill Ranch Storage, LLC and the change in composition of reportable segments, discussed in Notes 4 and 16, respectively, as to which the date is September 24, 2018, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K of Northwest Natural Gas Company dated September 24, 2018.

PricewaterhouseCoopers LLP
Portland, Oregon
September 24, 2018